Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 19, 2025 (except Note 26, as to which the date is April 29, 2025), with respect to the consolidated financial statements of Aspen Insurance Holdings Limited included in Amendment No. 5 to the Registration Statement (Form F-1 No. 333-276163) and related Prospectus of Aspen Insurance Holdings Limited for the registration of its Class A ordinary shares.
/s/ Ernst & Young Ltd.
Hamilton, Bermuda
May 7, 2025